Exhibit 10.1

October 30, 2023
David L. Nunes
c/o Rayonier Inc.
1 Rayonier Way
Wildlight, FL 32097

Dear David:
    This letter memorializes our recent discussions regarding your planned retirement from Rayonier Inc. (the “Company”) and your assistance with the Company’s leadership transition.

1.    Transition Timing. You hereby agree that you will resign as Chief Executive Officer of the Company, effective as of the end of the day on March 31, 2024 (the “Transition Date”), and will (unless your employment has terminated prior to the Transition Date) continue to remain employed with the Company as a Senior Advisor to the Company’s board of directors (the “Board”) regarding public investor relations, shareholder engagement and such other matters as may be determined by the Board during the period (the “Transition Period”) from April 1, 2024 through September 30, 2024 (unless earlier terminated as set forth in Section 2(b) below), reporting jointly to the Board and to the Company’s new Chief Executive Officer. You hereby agree that you will resign, effective as of the Transition Date, from any offices, directorships and trusteeships that you hold with, or on behalf of, the Company or any of its affiliates.
2.    Transition Matters.
(a)    Compensation and Employee Benefits. During the Transition Period, you will receive a base salary at a rate equal to 50% of the rate currently in effect. You will remain eligible for an annual bonus for 2024 at the target bonus rate currently in effect, it being understood that such rate will be applied to your actual base pay received in 2024. You will remain eligible for equity compensation awards in 2024, the amount of which will be determined by the Compensation and Management Development Committee of the Board but is currently expected to represent 50% of the grant date value of the equity compensation awards made to you in 2023. For purposes of your equity compensation awards under the 2023 Rayonier Incentive Stock Plan and the Rayonier Incentive Stock Plan, as amended and effective October 16, 2020 (collectively, the “Equity Plans”), your termination of employment at the end of the scheduled Transition Period will be treated as a Retirement (as defined in the Supplemental Terms Applicable to the Performance Share and Restricted Stock Unit Award

Agreements In the Event of Retirement). During the Transition Period, you will remain a participant in the Company’s employee benefit plans.
(b)    Termination of Employment. Nothing herein shall be construed to preclude either you or the Company from terminating your employment at any time, with any such termination to be subject to the applicable terms of the Company’s annual bonus plan, Equity Plans and award agreements thereunder, and, if applicable, the Company’s Severance Pay Plan for Salaried Employees and Executive Severance Pay Plan, it being understood that you will continue to be a Tier I participant in the Executive Severance Pay Plan. Upon any such termination during the Transition Period, the Transition Period shall automatically conclude.
3.    Cooperation. From and after the termination of your employment with the Company, you agree to use your reasonable best efforts to respond and provide information to the Company regarding matters of which you have knowledge as a result of your relationship with the Company, and to provide reasonable assistance to the Company, its affiliates, and their representatives in defense of any claims that may be made against or by the Company and its affiliates. All reasonable out-of-pocket expenses that you incur in complying with this Section 3 will be borne by the Company. The Company hereby agrees that you will continue to be covered, at the Company’s expense, under the indemnification and insurance arrangements, in accordance with their terms, that the Company has in effect for current and former officers and directors of the Company and its affiliates.
4.    Restrictive Covenants. You hereby reaffirm your obligations under all confidentiality, noncompete, nonsolicit and other restrictive covenants contained in agreements with or plans or policies of the Company, including without limitation the equity award agreements and supplemental terms thereto. In addition, you agree that you shall not make any disparaging statements about the Company or its affiliates. Notwithstanding the foregoing, nothing herein shall preclude you from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, or from complying with applicable disclosure obligations. You agree that the terms of this Section 4 (including the covenants referenced herein) were agreed to by mutual assent of the parties hereto, are supported by adequate consideration, are reasonable in time and scope, and serve to protect the legitimate economic interests of the Company and its affiliates. You further acknowledge and agree that your breach of the provisions of this Section 4 will cause the Company irreparable harm which cannot be adequately compensated by money damages, and that if the Company elects to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of the Company’s eventual success on the merits. You agree that if you commit any such breach or threaten to commit any such breach, the Company will be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.
5.    Release of Claims. In consideration of, and as a condition to your receipt of, the compensation and benefits set forth herein in respect of the Transition Period, you agree to execute a release of claims against the Company and its affiliates on or within ten days following the Transition Date in the form attached as Exhibit A, and agree if requested to execute a release of claims in a substantially similar form upon the termination of your employment with the Company. The compensation and benefits set forth herein in respect of the Transition Period are contingent upon your execution and non-revocation of the releases contemplated by this Section 5.

6.    Miscellaneous.
(a)    Entire Agreement. This Agreement, the Executive Severance Pay Plan and applicable equity award agreements and supplemental terms thereto together constitute the entire agreement, and supersede any prior agreement or understanding, between you and the Company relating to your employment and service to the Company and its affiliates or any termination thereof. Except as specifically set forth herein, you shall not be entitled to any payment or other benefit relating to your service or termination of service with the Company, other than your vested rights under the employee benefit plans of the Company and its affiliates in which you participated. This Agreement may be amended only by written amendment duly executed by both parties hereto or their legal representatives and authorized by action of the Board.
(b)    Successors. This Agreement shall be binding upon, and inure to the benefit of, any successors and assigns of the Company. This Agreement (including the payments and benefits contemplated by Section 2) is personal to you, and you may not assign or transfer any of your rights or obligations hereunder (including to any person, entity, estate, heir or otherwise).
(c)    Severability. If any one or more of the provisions or parts of a provision contained in this Agreement (including, without limitation, Section 4) and the agreements herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Agreement and the agreements herein, but this Agreement and the agreements herein shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law.
(d)    Governing Law. This Agreement shall be governed in accordance with the laws of the State of Florida without regard to conflict of laws provisions.

Please confirm your agreement with the terms set forth above by signing below.

Sincerely,

/s/ Shelby Pyatt
Shelby Pyatt
On behalf of Rayonier, Inc.

Acknowledged and Agreed:

/s/ David Nunes
David Nunes